Exhibit 99.1

EMPIRE RESORTS ANNOUNCES DISMISSAL OF LAWSUIT BROUGHT BY CONCORD ASSOCIATES, L.P.

Monticello, New York, September 20, 2013—Empire Resorts, Inc. (NASDAQ-GM:NYNY) announced that on September 18, 2013, the United States District Court for the Southern District of New York granted Motions to Dismiss filed by Empire Resorts, Inc. (“Empire”) and all other defendants in Concord Associates, L.P. v. Entertainment Properties Trust. This lawsuit was originally filed by Concord Associates, L.P. and associates (“Concord Associates”) in March 2012 and asserted in an amended complaint various federal antitrust claims against Empire and its wholly-owned subsidiary, Monticello Raceway Management, Inc. (collectively, the “Company”), Entertainment Properties Trust and its wholly-owned subsidiary, EPT Concord II, LLC (collectively, “EPR”), Genting NY LLC and Kien Huat Realty III Limited. The claims arose out of the Company’s exclusivity agreement and option agreement with EPR to develop the site of the former Concord Resort located in Sullivan County, New York. Concord Associates brought federal antitrust claims against the Company for conspiracy in restraint of trade, conspiracy to monopolize and monopolization. Concord Associates also brought state law claims for tortious interference with contract and business relations. Concord Associates sought damages in an amount to be determined at trial but not less than $500 million (subject to automatic trebling under federal antitrust laws), unspecified punitive damages and permanent injunctive relief. In its decision, the Court dismissed Concord Associates’ federal antitrust claims with prejudice, meaning that they are dismissed on the merits subject to Concord Associates’ right to appeal, and the Court dismissed Concord Associates’ state law claims without prejudice, meaning they could be further pursued in a state court.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com